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Exhibit 99.1

Select Medical Corporation Announces Proposal to Commence an
Offering of an Additional $110.0 Million of its 6.375% Senior Notes due 2021

        MECHANICSBURG, PENNSYLVANIA—March 6, 2014—Select Medical Holdings Corporation ("Holdings") (NYSE: SEM), today announced that Select Medical Corporation ("Select") proposes to commence an offering through a private placement, subject to market and other conditions, of $110.0 million in aggregate principal amount of its 6.375% senior notes due 2021 (the "Additional Notes") as additional notes under the indenture pursuant to which it previously issued $600.0 million of 6.375% senior notes due 2021. The Additional Notes will be senior unsecured obligations of Select and will be guaranteed by certain of Select's subsidiaries.

        Select intends to use the net proceeds of the offering of the Additional Notes, together with cash on hand, to pay a portion of the amounts outstanding on the revolving loan under our senior secured credit facilities that will be used to repurchase 10,000,000 shares of Holdings' common stock from Welsh, Carson, Anderson & Stowe IX, L.P. and WCAS Capital Partners IV, L.P. at a price of $10.95 per share for an aggregate purchase price of $109.5 million and to pay related fees and expenses. If Select does not use proceeds from its revolving loan for the repurchase, it will use the net proceeds of the offering, together with cash on hand, to consummate the repurchase.

        The Additional Notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or outside the United States to persons other than "U.S. persons" in compliance with Regulation S under the Securities Act. The Additional Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        This notice does not constitute an offer to sell the Additional Notes, nor a solicitation for an offer to purchase the Additional Notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Additional Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact:
Investor inquiries:
Joel T. Veit
Senior Vice President & Treasurer
717/972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation

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Select Medical Corporation Announces Proposal to Commence an Offering of an Additional $110.0 Million of its 6.375% Senior Notes due 2021